EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-79561),
(2) Registration Statement (Form S-8 No. 333-82805),
(3) Registration Statement (Form S-8 No. 333-51188),
(4) Registration Statement (Form S-8 No. 333-51190),
(5) Registration Statement (Form S-8 No. 333-51192),
(6) Registration Statement (Form S-8 No. 333-103625),
(7) Registration Statement (Form S-8 No. 333-103626), and
(8) Registration Statement (Form S-8 No. 333-132281)

of our reports dated May 12, 2008, with respect to the consolidated financial statements and schedule of Nu Horizons Electronics Corp. and the effectiveness of internal control over financial reporting of Nu Horizons Electronics Corp., included in this Annual Report (Form 10-K) for the year ended February 29, 2008.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Melville, New York May 12, 2008